Exhibit 5.1

Baker & McKenzie LLP 815 Connecticut Avenue, N.W. Washington, DC 20006-4078 United States Tel: +1 202 452 7000 Fax: +1 202 452 7074 www.bakermckenzie.com

Asia

Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur

Manila

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe &

Middle East

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Bologna

Brussels

Budapest

Cairo

Düsseldorf

Frankfurt / Main

Geneva

Kyiv

London

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

North & South

America

Bogotá

Brasilia

Buenos Aires

Calgary

Caracas

Chicago

Chihuahua

Dallas

Guadalajara

Houston

Juarez

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre

Rio de Janeiro

San Diego

San Francisco

Santiago

Sao Paulo

Tijuana

Toronto

Valencia

Washington, DC

July 1, 2015

Sotherly Hotels Inc.

410 W. Francis Street

Williamsburg, Virginia 23185

RE: Offering of 3,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Sotherly Hotels Inc., a Maryland corporation (the “Company”), and Sotherly Hotels LP, a Delaware limited partnership of which the Company is the sole general partner (the “Operating Partnership”), in connection with the issuance and sale by the Company up to 3,000,000 shares of its common stock, $0.01 par value per share (the “Shares”). The Shares are the subject of a prospectus included as part of a registration statement on Form S-3 (File Nos. 333-199256 and 333-199256-01), jointly filed on behalf of the Company and the Operating Partnership with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on October 10, 2014 and declared effective by the SEC on November 7, 2014 (which, together with the prospectus included therein shall hereinafter be referred to as the “Registration Statement”), as supplemented by a preliminary prospectus supplement filed on June 22, 2015 pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement”) and a final prospectus supplement filed on June 26, 2015 pursuant to Rule 424(b)(5) (the “Final Prospectus”).

The Shares are to be issued and sold by the Company pursuant to an Underwriting Agreement, dated as of June 25, 2015 (the “Underwriting Agreement”), among the Company, the Operating Partnership and Sandler O’Neill & Partners, L.P., as representative of the several underwriters named therein. Unless otherwise defined herein, each capitalized term used herein that is defined in the Underwriting Agreement has the meaning given such term in the Underwriting Agreement.

In reaching the opinions set forth herein, we have reviewed copies of the Underwriting Agreement, the Registration Statement, including the exhibits thereto, the Prospectus Supplement and the Final Prospectus, and we have examined the originals, or photostatic or certified copies, of the minutes of the meetings and written resolutions of the Board of Directors of the Company, or its committees, as provided to us by the Company, of the Articles of Amendment and Restatement (the “Charter”) and by-laws of the Company, each as restated and/or amended to date, and of such other agreements, certificates of public officials and officers of the Company, records, documents and matters of law that we have deemed relevant and necessary as the basis of the opinions set forth below. In such review,

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

We have assumed that the Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Charter.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the laws of the State of Maryland (including all applicable provisions of the Maryland constitution and reported judicial decisions interpreting these laws), and the federal laws of the United States of America as in effect on the date hereof. We undertake no obligation to advise you as a result of developments occurring after the date hereof as a result of facts or circumstances brought to our attention after the date hereof.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K dated July 1, 2015, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP